Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated February 24, 2026 (including amendments thereto) with respect to the Ordinary Shares of RADCOM Ltd. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Lynrock Lake LP

By:	/s/ Cynthia Paul
Cynthia Paul, Sole Member of Lynrock Lake Partners LLC, its General Partner
Date:	02/24/2026

LYNROCK LAKE PARTNERS LLC

By:	/s/ Cynthia Paul
Cynthia Paul, Sole Member
Date:	02/24/2026

Paul Cynthia

By:	/s/ Cynthia Paul
Cynthia Paul
Date:	02/24/2026